SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
Current Report Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 10, 2006
Youbet.com, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-26015	95-4627253

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5901 De Soto Avenue, Woodland Hills, California		91367

(Address of principal executive offices)		(Zip Code)
(818) 668-2100

(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.
The information included pursuant to Item 2.01 of this report is incorporated herein by reference.

Item 2.01.	Completion of Acquisition or Disposition of Assets.
As previously reported, on November 30, 2005, Youbet.com, Inc., a Delaware corporation (“Youbet”), UT Gaming, Inc., a Delaware corporation and a wholly-owned subsidiary of Youbet, UT Group LLC, a Delaware limited liability company (“UT Group”), and United Tote Company, a Montana corporation (“United Tote”), entered into a stock purchase agreement pursuant to which Youbet agreed to acquire from UT Group all of the outstanding common stock of United Tote. Also as previously reported, the stock purchase agreement was subsequently amended on December 22, 2005, and January 26, 2006, to extend certain notice and closing dates set forth in the stock purchase agreement.
On February 10, 2006, the parties entered into a third amendment to the stock purchase agreement to modify the amount and form of consideration to be paid by Youbet and to amend certain other provisions of the stock purchase agreement, including the elimination of any working capital adjustment in connection with closing. Also on February 10, 2006, the closing under the amended stock purchase agreement occurred, and UT Gaming, Inc., Youbet’s wholly-owned subsidiary, acquired all of the issued and outstanding common stock of United Tote.
Pursuant to the terms of the amended stock purchase agreement, Youbet paid or delivered to UT Group, the former owner of United Tote, aggregate consideration valued at approximately $31.9 million, which consisted of:
•	$9.75 million in cash (including the release of $1.0 million previously held in escrow and net of a $0.25 million adjustment due to an increase in United Tote’s secured debt and certain other indebtedness);

•	three unsecured promissory notes with an aggregate principal amount of $10.2 million; and

•	2,181,818 shares of Youbet common stock that are subject to make-whole provisions (described further below under “The Stockholder Rights Agreement”) which value such shares at $5.50 per share.
The Promissory Notes
The first promissory note has a principal amount of $5.2 million, matures on February 9, 2007, and bears interest at 5.02% per annum, which interest is payable on a quarterly basis beginning May 31, 2006. If Youbet receives any “excess capital” (as defined in the note), Youbet is required to prepay the principal and interest on the note in the amount of such excess capital.
The second promissory note has a principal amount of $1.8 million, matures on February 8, 2008, and bears interest at 5.02%, which interest is payable at maturity. The terms of the $1.8 million note are substantially similar to those of the $5.2 million note, except that: (i) Youbet is not required to make a mandatory “excess capital” prepayment under the $1.8 million note until the $5.2 million note has been paid in full, but no earlier than March 9, 2007; and (ii) Youbet may set off from the amount it owes under this note a maximum of $1.0 million under certain circumstances involving the chief executive officer of United Tote and/or the chief operating officer of United Tote pursuant to a management retention agreement.

The third promissory note has a principal amount of $3.2 million, matures on February 8, 2008 and bears interest at 5.02%, which interest is payable at maturity. The terms of the $3.2 million note also are substantially similar to those of the $5.2 million note, except that: (i) Youbet is not required to make a mandatory “excess capital” prepayment under the $3.2 million note until both the $5.2 million note and the $1.8 million note have been paid in full, but no earlier than June 11, 2007; and (ii) Youbet may set off from the amount it owes under this note any loss suffered by Youbet for which it is entitled to indemnification under the stock purchase agreement.
None of the promissory notes can be transferred without Youbet’s consent. Also, each promissory note contains customary events of default and provides that, upon the occurrence of certain events of default, Youbet will be required to pay default interest of 11.02% per annum until the event of default is cured or until the note is paid in full.
The Stockholder Rights Agreement
Pursuant to the terms of a stockholder rights agreement between Youbet and UT Group, the shares of Youbet common stock issued to UT Group are subject to a 90 day lock-up period, and Youbet has agreed to file a registration statement to register UT Group’s Youbet stock for resale and to have such registration statement declared effective by the Securities and Exchange Commission no later than June 9, 2006. If the registration statement is not declared effective on or before June 9, 2006, or if Youbet suspends use of the registration statement prior to February 9, 2007, Youbet will pay UT Group liquidated damages in the amount of $3,500 per day for each day the registration statement is not effective or cannot be used, as the case may be. Any such liquidated damages paid by Youbet will reduce any amounts payable by Youbet under the make-whole provisions described in the following paragraph.
Under the stockholder rights agreement, the shares of Youbet stock issued to UT Group are subject to a make-whole provision pursuant to which Youbet will pay UT Group a one-time cash payment equal to the amount by which $5.50 exceeds the weighted average trading price of Youbet’s common stock for the five trading-day period ending on February 9, 2007, multiplied by the number of shares delivered by Youbet and then held by UT Group on February 9, 2007. The stockholder rights agreement allows Youbet to cause UT Group to sell some or all of its Youbet stock on or prior to February 9, 2007 at prices below $5.50 per share, provided that Youbet pays UT Group the difference between $5.50 per share and the price per share at which UT Group was forced to sell its shares, multiplied by the number of shares sold by UT Group at Youbet’s request. These make-whole provisions terminate if the trading price of Youbet’s common stock meets or exceeds $6.15 per share for any three consecutive trading days during which the resale shelf registration is effective and available for use, or if UT Group sells more than 352,700 shares in any five consecutive trading days.
This summary of the amended stock purchase agreement, the stockholder rights agreement and the promissory notes is qualified in its entirety by reference to the full text of the stock purchase agreement, the first amendment to stock purchase agreement and the second amendment to stock purchase agreement which are incorporated by reference as Exhibits 2.1, 2.2 and 2.3, respectively, and the third amendment to stock purchase agreement, the stockholder rights agreement, the promissory notes and the management retention agreement which are filed as Exhibits 2.4, 4.1, 10.4 and 10.5, respectively, with this report.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information included pursuant to Item 2.01 of this report is incorporated herein by reference.
On September 5, 2003, United Tote entered into a credit agreement with Manufacturers and Traders Trust Company (“M&T Bank”) consisting of a revolving credit facility, an equipment line of credit and a mortgage term loan. Upon the closing of the acquisition, United Tote became an indirect, wholly-owned subsidiary of Youbet, which event constituted a change of control under the M&T Bank credit agreement. However, in connection with Youbet’s acquisition of United Tote, M&T Bank agreed not to accelerate the payment of any outstanding amounts due under its credit agreement until April 30, 2006, while Youbet negotiates a replacement credit facility. In addition, Youbet agreed to fully and unconditionally guarantee the United Tote credit agreement. The material terms of United Tote’s credit agreement are described below.
The $2.0 million revolving line of credit and the $15.5 million equipment line of credit require interest payable monthly at LIBOR plus 3.25%. The line of credit expires in September 2006, and the term loans under the equipment line of credit mature at various dates from September 2008 to September 2010. As of February 10, 2006, United Tote had aggregate borrowings of approximately $14.65 million outstanding under the M&T Bank credit agreement.
The line of credit and term loans are collateralized by a first security position lien on all of United Tote’s personal property and fixtures. The credit agreement allows United Tote to prepay principal amounts outstanding under the agreement and requires United Tote to prepay principal amounts outstanding under the equipment line of credit if it sells equipment that was purchased with funds borrowed under the equipment line of credit. The credit agreement contains customary covenants, including, but not limited to, restrictions on the ability of United Tote to incur liens, make investments, pay dividends and sell or transfer assets. The credit agreement also contains certain restrictive financial covenants, including requirements to maintain a specified (i) debt service ratio, (ii) minimum tangible net worth, and (iii) ratio of total liabilities to tangible net worth.
Upon the occurrence of certain events of default, United Tote’s obligations under the credit agreement may be accelerated and the lending commitments terminated. Such events of default include: (i) the failure of United Tote to pay principal or interest when due, (ii) United Tote’s breach or failure to perform any of the covenants or obligations set forth in the credit agreement which is not cured within 15 days, (iii) the acceleration of certain other indebtedness of United Tote, (iv) a filing of a petition in bankruptcy by United Tote, and (v) the entry of a judgment or a court order against United Tote in excess of certain specified dollar thresholds. The credit agreement also contains an acceleration clause whereby the lender has an option to accelerate repayment of United Tote’s obligations in the event it deems there to be a material adverse change. The material adverse change definition includes language relating to circumstances or events that could reasonably be expected to be material and adverse to United Tote’s business and financial condition or impair its ability to perform its obligations under the credit agreement.
Separately, United Tote has previously agreed to guarantee approximately $0.45 million of equipment lease payments to be made by a joint venture owned in part by United Tote.
The description of the credit agreement, the Youbet guarantee of the M&T credit agreement and the forbearance of acceleration letter agreement set forth in this Item 2.03 are qualified in their entirety by reference to the full text of those documents filed with this report as Exhibits 10.1, 10.2 and 10.3, respectively, and incorporated by reference herein.

Item 3.02.	Unregistered Sales of Equity Securities.
The information included pursuant to Item 2.01 of this report is incorporated herein by reference.
The shares of Youbet common stock issued to UT Group were issued by Youbet in reliance on the exemption from registration set forth in Rule 506 under the Securities Act of 1933, as amended (the “Securities Act”), and Section 4(2) under the Securities Act because the shares were issued to one accredited investor in a transaction not involving a public offering and without general solicitation.

Item 9.01.	Financial Statements and Exhibits.
(a)	Financial Statements of Business Acquired.

Audited Financial Statements of United Tote Company as of and for the twelve months ended December 31, 2004 and as of and for the nine months ended September 30, 2005 are included with this report as Exhibit 99.1.

(b)	Pro Forma Financial Information.

Pro forma financial information giving effect to the acquisition of United Tote is included with this report as Exhibit 99.2.

(c)	Exhibits:
2.1	Stock Purchase Agreement, dated as of November 30, 2005, by and among Youbet.com, Inc., UT Gaming, Inc., UT Group LLC, and United Tote Company (incorporated by reference to Exhibit 2.1 to Youbet’s Current Report on Form 8-K dated November 30, 2005 and filed December 5, 2005).

2.2	First Amendment to Stock Purchase Agreement, dated as of December 22, 2005, by and among Youbet.com, Inc., UT Gaming, Inc., UT Group LLC, and United Tote Company (incorporated by reference to Exhibit 2.2 to Youbet’s Current Report on Form 8-K dated and filed December 22, 2005).

2.3	Second Amendment to Stock Purchase Agreement, dated as of January 26, 2006, by and among Youbet.com, Inc., UT Gaming, Inc., UT Group LLC, and United Tote Company (incorporated by reference to Exhibit 2.3 to Youbet’s Current Report on Form 8-K dated and filed January 26, 2006).

2.4	Third Amendment to Stock Purchase Agreement, dated as of February 10, 2006, by and among Youbet.com, Inc., UT Gaming, Inc., UT Group LLC, and United Tote Company.

4.1	Stockholder Rights Agreement, dated as of February 10, 2006, by and between Youbet.com, Inc. and UT Group LLC.

10.1	Credit Agreement, dated as of September 5, 2003, between United Tote Company and Manufacturers and Traders Trust Company, as amended.

10.2	Continuing Guarantee, dated as of February 9, 2006, of Youbet.com, Inc. in favor of Manufacturers and Traders Trust Company.

10.3	Forbearance Letter Agreement, dated as of February 9, 2006, among Manufacturers and Trades Trust Company, Youbet.com, Inc., UT Gaming, Inc. and United Tote Company.

10.4	Promissory Notes issued by Youbet.com, Inc. in favor of UT Group LLC.

10.5	Management Retention Agreement, dated as of February 10, 2006, by and among Youbet.com, Inc., UT Group LLC, Joe Tracy and Terry Woods.

23.1	Consent of Crowe Chizek and Company LLC.

99.1	Audited Financial Statements of United Tote Company.

99.2	Unaudited Pro Forma Financial Statements of Youbet.com, Inc.

99.3	Youbet press release dated February 13, 2006.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

YOUBET.COM, INC.
Date: February 13, 2006	By	/s/ Gary W. Sproule
Gary W. Sproule
Chief Financial Officer